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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Aaron Rents, Inc. of our report dated March 19, 1996, included in the Report to Shareholders of Aaron Rents, Inc. for the nine months ended December 31, 1995.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-62536) pertaining to the Aaron Rents, Inc. 1990 Stock Option Plan and in the Registration Statements (Form S-8 Nos. 33-9026 and 33-62538) pertaining to the Aaron Rents, Inc. Employees Retirement Plan and Trust of our report dated March 19, 1996 with respect to the consolidated financial statements of Aaron Rents, Inc. incorporated by reference in this Annual Report (Form 10-K) for the nine months ended December 31, 1995.



Atlanta, Georgia
March 28, 1996